Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (this “Agreement”), is entered into as of November 6, 2024 (the “Effective Date”) by and between Phillip Eyler (“Eyler”) and Gentherm Incorporated, a Michigan corporation (“Gentherm” or the “Company”).

Recitals

A. Eyler has been President and Chief Executive Officer of the Company, and a director of the Company’s Board of Directors (the “Board”) since December 2017.

B. Eyler and the Company are party to that certain Employment Contract, dated as of September 18, 2017, which was amended as of December 7, 2018 and April 21, 2020 (collectively, the “Employment Agreement”).

C. Eyler’s employment with the Company will conclude effective at 11:59 p.m. on December 31, 2024 (the “Separation Date”) due to a separation from service by the Company without Cause (as defined in the Employment Agreement) , following which Eyler will be entitled to the specified severance and related benefits in accordance with, and subject to the specified conditions and obligations in, the Employment Agreement and in this Agreement.

D. Eyler has agreed to provide consulting services as a Special Advisor to the Company from January 1, 2025 to June 30, 2025, or such earlier date that Eyler’s service is terminated by the Company or Eyler (the “Consulting Term”).

E. In consideration of Eyler’s service as Special Advisor to Gentherm for the Consulting Term, Gentherm has agreed to pay the Fee (as defined herein) to Eyler, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and other valuable consideration, the parties agree as follows:

1. Separation of Employment. As of the Separation Date, Eyler will cease to be an employee and officer of the Company, as well as an officer or director of any subsidiary or affiliate of the Company, with no further action or notice required. Eyler agrees that he will execute any documents as may be reasonably requested by the Company to confirm the cessation of his service in the above-described roles. Notwithstanding the foregoing, Eyler’s employment with Gentherm may be terminated by the Board at any time prior to the Separation Date for any reason; provided, however, that unless Eyler’s employment with Gentherm is terminated by the Board for Cause, then the date of termination of Eyler’s employment by the Board shall be the Separation Date for purposes of the severance and related benefits accruing to him under the Employment Agreement and this Agreement. If Eyler’s employment with Gentherm is terminated by the Board prior to the Separation Date for Cause, the applicable provisions of the Employment Agreement shall apply and this Agreement shall be null and void. Unused vacation days as of Eyler’s last date of employment will not be paid out in any case.

2. Resignation from the Board. As of the Separation Date, Eyler will resign from the Board, with no further action or notice required. Eyler agrees that he will execute any documents as may be reasonably requested by the Company to confirm the cessation of his Board service.

3. Continuation of Compensation and Benefits Prior to Separation Date. From the Effective Date through and including the Separation Date, Eyler will continue to receive his current compensation and participate in Company benefits and perquisite programs (including employee health and welfare benefits) consistent with the Company’s policies and practices as of the Effective Date.

4. Separation Benefits. As of the Separation Date, Eyler will be entitled to the specified severance and related benefits in accordance with, and subject to the specified conditions and obligations in, the Employment Agreement. For purposes of clarity, such severance and related benefits are set forth below (collectively, the “Separation Benefits”):

a.	Cash severance, payable in a lump sum within 60 days of the Separation Date:

1)	One year base salary ($1,020,000).

2)	One year of target bonus ($1,275,000).

b.

Any earned annual cash bonus for 2024. Eyler will receive a cash bonus for 2024 based on actual performance of the Company to be paid no later than March 15, 2025 in accordance with the bonus plan in effect, with such bonus payment calculated using the same percentage of earned target bonus received by other executive officers of the Company; provided, that such cash bonus for Eyler will be no less than the target bonus for 2024. Eyler’s target cash bonus (as a percentage of base salary) will remain at 125% of the base salary for the 2024 bonus.

c.

For the avoidance of doubt, to the extent earned, the performance-based portion of the deferred compensation program will be contributed without proration for 2024 in accordance with any applicable deferral election.

d.	Outplacement services for one year, up to $50,000, provided that Eyler commences such services no later than June 30, 2026.

e.	Acceleration for outstanding and unvested equity awards of the Company scheduled to vest within 12 months of the Separation Date. Specifically:

1)	Restricted stock units that vest upon acceleration will be delivered promptly (but in all events no later than 30 days), subject to any applicable delay required by Section 409A (defined below).

2)

Performance stock units that vest upon acceleration will still remain subject to being earned based on Company performance through the end of the full performance period, and will be earned and paid out subsequent to the end of the performance period using the same methodology and in the same manner for other executive officers of the Company.

3)

Any outstanding and unvested equity awards that vest on or after December 31, 2025 will be forfeited and terminate automatically, without any further action by the Company and at no cost to the Company.

f.

The Company will pay the Company and Employee Portion of Eyler’s COBRA continuation coverage (to the extent that you elect coverage) for a period of the earlier of 12 months and when Eyler becomes entitled to participate in another employer’s health plan.

g.	Eyler will be allowed to retain the Company iPad currently used by him.

Eyler acknowledges and agrees that the consideration referenced in this Section 4 represents the entirety of the amounts Eyler is eligible to receive as severance pay and benefits from the Company or any other affiliate or subsidiary of the Company, notwithstanding any other plan or agreement of the Company. All of the Separation Benefits in this Section 4 to be made to Eyler (including accelerated vesting of equity) will be subject to withholding of taxes and other lawful deduction, as well as reporting on a W-2 under applicable law. Cash payments in this Section 4 may be reduced by withholding tax owing on such payments. Tax withholding on any equity awarded under this Section 4 will be satisfied by having shares withheld, up to the amount of the required withholding.

5. Other Separation Date Matters. On or before the Separation Date, Eyler will deliver to Gentherm all Gentherm-owned property in his possession or in his control, including but not limited to any documents, data, property and other materials (including notes or compilations therefrom), in whatever form (including electronic), that he received, created or compiled during his employment with Gentherm (the “Gentherm Owned Property”) and he hereby confirms that he (or anyone on his behalf) has not and will not retain any copies thereof; provided, however, Eyler may retain Gentherm Owned Property to the extent necessary and related to his continued service as a Special Advisor to the Company, and he will return such remaining Gentherm Owned Property (and any other Gentherm-owned property accumulated during such consulting service) promptly following the end of the Consulting Term. Eyler will submit to Gentherm a request for reimbursement of all business expenses relating to his employment no later than 30 days after the Separation Date; such expenses will subject to and paid in accordance with Gentherm’s business expense reimbursement policy.

6. Release Condition. Eyler acknowledges and agrees that Company has paid Eyler all wages, salary, benefits and other compensation to which Eyler is entitled and owed as of the Effective Date. It is a condition of Gentherm’s obligations to provide the Separation Benefits that Eyler sign, deliver to Gentherm, and not revoke: (a) the Release attached to this Agreement as Exhibit A attached hereto (the “Release”), which Eyler must return on or within 45 days after the Separation Date; and (b) the second Release attached to this Agreement as Exhibit A attached hereto (the “Second Release”) on or within 7 days of the end of his term as a Special Advisor to the Company. Eyler understands and agrees that Gentherm has expressly informed him that Gentherm would not have agreed to provide any of the Separation Benefits absent Eyler’s execution of both this Agreement and the Release. If Eyler fails to sign and deliver the Release to Gentherm as indicated above, or revokes the Release, then none of the Separation Benefits shall have been earned by Eyler and, in the event any of the Separation Benefits have already paid to him at such time, Eyler shall be obligated to promptly refund or reimburse Gentherm for such Separation Benefits (including the repayment of pre-tax gross proceeds from any sale of Gentherm common stock that vested or otherwise remained outstanding in accordance with Section 4 herein) and Gentherm shall be authorized to immediately terminate any outstanding equity awards of the Company and to take any reasonably related actions to effectuate its rights hereunder. Eyler understands and agrees that Gentherm has expressly informed him that Gentherm would not have agreed to provide any of the Fee (as defined below) absent Eyler’s execution of this Agreement, the Release and the Second Release. If Eyler fails to sign and deliver the Release and the Second Release to Gentherm as indicated above, or revokes the Release or the Second Release, then none of the Fee shall have been earned by Eyler and, in the event any of the Fee has already paid to him at such time, Eyler shall be obligated to promptly refund or reimburse Gentherm for such Fee.

7. Consulting Services.

a.

During the Consulting Term, Eyler will provide services to the Company as reasonably determined by the Board and/or the then-current Chief Executive Officer of the Company (the “New CEO”). Eyler shall use reasonable best efforts to perform the consulting services within reasonable deadlines established by the Board and New CEO and consistent with the professional capabilities of Eyler that Eyler applied during his employment with the Company. Eyler will be available for reasonable periods of time to provide transitional assistance or to work on special projects not to exceed 24 hours per week on average. Potential items include:

1)	Providing counsel to the New CEO on a variety of historic, strategic, investor communications and policy issues.

2)	Supporting the transition of corporate responsibilities to the New CEO by facilitating introductions and establishing relationships with customers, investors, and other stakeholders.

3)	Assisting the New CEO, as requested by the New CEO or the Board, in the development and execution of the Company’s strategic direction and significant business transactions.

b.

During the Consulting Term, Eyler will be reimbursed for any expenses incurred in connection with the performance of consulting services hereunder in accordance with the Company’s travel and expense policies applicable to Eyler on the date hereof; provided that any business travel and any expenses in excess of $250.00 must be approved in advance by the Chairman of the Board or the New CEO.

c.	For the avoidance of doubt, as of the Separation Date, Eyler shall no longer represent the Company in any manner and shall not hold himself out as a representative of the Company.

d.

Eyler and the Company acknowledge and agree that a significant portion of the consulting services are expected to be provided remotely by Eyler and that Eyler will not be provided a designated office or administrative support (and any work space and/or administrative support for Eyler will be provided only on an “as-needed” basis as determined by the New CEO).

e.

During the Consulting Term, Eyler will be subject to all policies of the Company applicable to consultants of the Company in the ordinary course as of the date hereof, which were previously provided or made available to Eyler, provided, for clarity, Eyler agrees he will remain a Restricted Person (as defined therein) under the Company’s Securities Trading Policy during the Consulting Term. Eyler further agrees that Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) between him and the Company shall apply with respect to the services he provides as Special Advisor to the Company.

8. Consulting Fee.

a.

Eyler will receive a fee of $59,000 per month during the Consulting Term (the “Fee”). During the Consulting Term, Eyler is not eligible to participate in the Company’s cash bonus plan, equity incentive plan or any health and welfare programs. As an independent contractor, no income or other taxes shall be withheld from the amounts paid to Eyler pursuant to this Section 8a.

b.

If Eyler terminates his engagement before the end of the Consulting Term, he will only be entitled to receive the Fee accrued through his last date of service; provided that, upon a termination by death, Eyler’s heirs or assigns will receive the Fee through June 30, 2025.

c.

If Eyler’s engagement is terminated by the Company for any reason (except fraud, willful misconduct or failure to provide reasonable services in good faith (in the latter case only, after notice by the Company and a reasonable opportunity to cure)), he will be entitled to receive continuation of the Fee through June 30, 2025. If Eyler is terminated by the Company due to fraud, willful misconduct or failure to provide reasonable services in good faith (in the latter case only, after notice by the Company and a reasonable opportunity to cure), then he will only be entitled to receive the Fee accrued through his last date of service.

9. Proprietary Information. Eyler will remain subject to Section 12 of the Employment Agreement following the Separation Date, including the Confidentiality Agreement referenced therein. Eyler acknowledges and agrees that nothing in this Agreement prohibits Eyler from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.

10. Restrictive Covenants. Eyler will remain subject to Sections 9, 10 and 11 of the Employment Agreement, as well as the enforcement thereof provided in Section 13 of the Employment Agreement; provided that in consideration of the Fee and other valuable consideration, the 12-month restriction period referred to in Sections 9 and 10 is hereby extended to an 18-month restriction period, i.e. June 30, 2026 (collectively, the “Restrictive Covenants”). The Company will remain subject to Section 11 of the Employment Agreement. Except as otherwise expressly set forth in this Section 10, nothing in this Agreement shall otherwise amend, modify, or supersede the Continued Employment Agreement Provisions (as defined below), which shall remain in effect in accordance with their terms.

11. Standstill Agreement. Eyler agrees that, unless approved in advance in writing by the Board, neither Eyler nor any of his affiliates, and none of such persons’ respective directors, officers, employees, managing members, general partners, agents and consultants, as applicable (including attorneys, financial advisors and accountants) (collectively, “Representatives”), acting on behalf of or in concert with Eyler (or any of Eyler’s Representatives) will, for a period of 18 months after the Separation Date, directly or indirectly:

a.

Make any statement or proposal to the Board, any of the Company’s Representatives or any of the Company’s shareholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its subsidiaries, (C) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets (other than as a retail investor in an amount not to exceed 4% of the Company’s outstanding capital), (D) any proposal to seek representation on the Board or otherwise seek to control or influence the management, Board or any policies of the Company, (E) any request or proposal to waive, terminate or amend the provisions of this Agreement, or (F) any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement; provided, that for clauses (E) and (F) herein, the prohibition will not apply to making any statement or proposal to the Board;

b.

Instigate, encourage or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause a. above;

c.

Take any action which would reasonably be expected to require the Company or any of its affiliates or subsidiaries to make a public announcement regarding any of the actions set forth in clause a. above; or

d.

Acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities or assets of the Company or any of its subsidiaries, or rights or options to acquire interests in any of the Company’s loans, debt securities, equity securities or assets.

12. Termination for Cause or Voluntarily. If Eyler’s employment with Gentherm is terminated for Cause by the Board prior to the Separation Date, or if Eyler voluntarily resigns from his employment with Gentherm prior to the Separation Date, Eyler will not receive the Separation Benefits; provided, he will receive the benefits specified in Section 7(g) of the Employment Agreement and the Restrictive Covenants will remain in full force and effect.

13. Clawback Policy. Notwithstanding anything to the contrary herein, Eyler acknowledges and agrees that some of the payments required to be made to him under the Employment Agreement are subject to the terms and conditions of the Company’s clawback policies, and Eyler has previously signed an acknowledgement of the terms of such policies.

14. Voluntary Agreement. Eyler acknowledges that he has been advised in writing to consult with an attorney before he signs this Agreement. Eyler understands that he has at least 21 days within which to decide whether to sign this Agreement, although Eyler may sign this Agreement at any time within the 21 day period. If Eyler does sign this Agreement, Eyler also understands that he will have 7 days after he signs to change Eyler’s mind and revoke this Agreement, in which case a written notice of revocation must be delivered to General Counsel, Gentherm Incorporated, 21680 Haggerty Rd., Northville, MI 48167, on or before the 7 after Eyler’s execution of this Agreement. Eyler knowingly and voluntarily agrees to all of the terms set forth in this Agreement and intends to be bound legally by them.

15. No Representation. Eyler represents and acknowledges that, in executing this Agreement, Eyler does not rely and has not relied on any representation or statement by Gentherm or any agents or representatives of Gentherm with regard to the subject matter, basis or effect of this Agreement.

16. Binding Agreement. Eyler represents and warrants that the execution, delivery and performance of this Agreement will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which he is a party or is otherwise bound. This Agreement shall be binding upon Eyler and Eyler’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Gentherm and its directors, officers, representatives, successors and assigns.

17. Governing Law and Interpretation. This Agreement is made and entered into in the State of Michigan, and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan without regard to its choice of law or conflict of laws provision or rule (whether the State of Michigan or any other jurisdiction). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach.

18. Amendment; Waiver. This Agreement may not be modified, altered. waived or changed except in writing and signed by both Eyler and Gentherm (with express approval of the Board) wherein specific reference is made to this Agreement. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

19. Notices. Any notice or other communication required or permitted to be given under this agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a party by notice to the other party in accordance with this Section 16) and delivered personally, by certified or registered mail or by recognized overnight courier, or delivered by e-mail coupled with confirmation of actual receipt:

If to Gentherm, to the address set forth below:

Gentherm Incorporated

Attention: General Counsel

21680 Haggerty Rd.

Northville, MI 48167

If to Eyler, at the last known address in Gentherm’s payroll records.

20. Entire Agreement. This Agreement, specified sections of the Employment Agreement (specifically, Sections 7, 8, 9, 10, 11, 12, 13, 14, 19, 20, 21, and 25, which are incorporated herein by reference (the “Continued Employment Agreement Provisions”), and the Release and Second Release, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement; provided that, Eyler will remain subject to any confidentiality, non-disclosure, non-solicitation and/or non-competition agreement that the Company entered into with a third party that would continue to be binding on Eyler as a representative (which applies during his service as a Special Advisor) or former representative (which applies following the termination of his service as a Special Advisor) of the Company.

21. Additional Representation. Eyler warrants and agrees that he will not, directly or indirectly, challenge and/or dispute the enforceability and/or validity of this Agreement, or any portion thereof. Eyler agrees and warrants that he has not, directly or indirectly, instigate(d), incite(d), encourage(d) and/or otherwise cause(d) or aid(ed) any person and/or entity to bring any claim and/or action which challenges and/or disputes the enforceability and/or validity of this Agreement, including any portion thereof.

22. Cooperation. Eyler agrees that he will, during the one year period following the Separation Date, respond to reasonable requests for information from the Company (such requests shall not require Eyler to provide services to the Company regarding matters that may arise in the Company’s business). Eyler also will cooperate with Gentherm with respect to any claim or matter and shall make himself reasonably available, taking into account Eyler’s personal and professional commitments, to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, governmental agency, arbitrator or mediator, in which he may be called to appear by Gentherm, regarding any business, property or operations of Gentherm or any of its affiliates or subsidiaries, and he shall truthfully testify in any such action, proceeding or deposition in which he also appears. Such cooperation will include Eyler being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. Gentherm shall reimburse Eyler for all expenses incurred by Eyler in connection with any appearance in which Eyler is so called to appear. Any cooperation requested by the Company following the first anniversary of the Separation Date shall be compensated at the rate of $500 per hour.

23. Review of Agreement; Tax Matters. This Agreement is important. Eyler is advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice Eyler values, such as an accountant or financial advisor. By signing this Agreement, Eyler acknowledges that he will be responsible for any taxes which may be imposed on him as a result of the Separation Benefits or the provisions of this Agreement, that all amounts payable to Eyler under or in connection with this Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and that the Company has not made any representations or guarantees regarding the tax result for Eyler with respect to any income recognized by Eyler in connection with this Agreement or the Separation Benefits.

24. Section 409A. The intent of the parties is that payments and benefits under hereunder be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”). To the maximum extent permitted, the benefits and payments will be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Eyler and the Company of the applicable provision without violating the provisions of Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed upon or other detriment suffered by Eyler under Section 409A or for any damages suffered by or that may be imposed on Eyler for any failure of any provision to be exempt from or to comply with Section 409A. For purposes of Section 409A, Eyler’s right to receive any installment payments is treated as a right to receive a series of separate and distinct payments. Whenever a payment specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. Notwithstanding any provision hereunder to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A. Notwithstanding the terms of any plan, agreement or policy, to the contrary, if at the time of Eyler’s “separation from service” (within the meaning of Section 409A) Eyler is a “specified employee” as defined under Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to Eyler upon or as a result of Eyler’s separation from service (as defined in Section 409A) shall be delayed until the earlier of the six-month anniversary of the separation from service and Eyler’s death, to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which Eyler would otherwise be entitled during the first six months following Eyler’s separation from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service. These provisions will only apply if and to the extent required to avoid the accelerated taxation and additional taxes, interest and penalties imposed under Section 409A.

25. Public Statements. Except as otherwise required by applicable law, regulation, or listing exchange on which the Company’s securities are traded, from and after the date hereof, the Company shall (i) issue the agreed upon disclosure contained in the communication message set forth in Exhibit B attached hereto, in all material respects, and (ii) consult with each other before issuing, and give each other the opportunity to review, comment upon and approve (such approval not to be unreasonably withheld, conditioned or delayed), the portion of any press release or other public statement that relates to the matters contemplated by this Agreement that are not materially consistent with Exhibit B attached hereto.

26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

GENTHERM INCORPORATED

/s/ Barbara Runyon
By: Barbara Runyon

/s/ Phillip Eyler
By: Phillip Eyler

EXHIBIT A

RELEASE AND SECOND RELEASE

(See attached)

EXHIBIT B

COMMUNICATIONS

(See attached Press Release and Form 8-K)

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